Exhibit 4.44

Equity Transfer Agreement

in respect of

Beijing Yisheng Leju Information Services Co., Ltd.

among

Zhu Xudong

Ding Zuyu

and

He Yinyu

Dated: February 16th, 2017

Equity Transfer Agreement

This Equity Transfer agreement (hereafter refer to as this “Agreement”) is signed by the following parties on February 16th, 2017:

1.              Zhu Xudong

ID No.:

2.              Ding Zuyu

ID No.:

3.              He Yinyu

ID No.:

All of the above parties are herinafter referred to individually as a “Party” and collectively the “Parties”.

Whereas,

1. Beijing Yisheng Leju Information Services Co., Ltd. (hereinafter refer to as the “Company”) is duly organized, validly existing and in good standing as a company with limited liabilities under the laws of the People’s Republic of China (“PRC”) and its registered capital is RMB ten million Yuan (RMB 10 000 000 Yuan). Zhu Xudong and Ding Zuyu are, as at the date of this Agreement,  shareholders of the Company according to the Articles of Association then effective, whereupon Zhu Xudong invests RMB eight million Yuan (RMB 8 000 000 Yuan), which is 80% of the Company registered capital, and Ding Zuyu invests RMB two million Yuan (RMB 2 000 000 Yuan), which is 20% of the Company registered capital.

2. Zhu Xudong and Ding Zuyu agree that Ding Zuyu transfers the 20% equity he holds in the Company’s registered capital (“target equity”) to He Yinyu according to the terms and conditions of this Agreement, and all transferees agree to be the transferee of the target equity according to the terms and conditions of this Agreement. After the equity is transferred, Zhu Xudong and He Yinyu will be the shareholders of the Company and aggregately hold 100% equity of the Company.

Now, the Parties hereby reach the following agreement:

Article I Sale and Purchase

1.1       According to the terms and conditions of this Agreement, Ding Zuyu agrees to transfer his equity interests in the Company, which is 20% of the registered capital in total, and all of the relevant rights and interests, and He Yinyu agrees to be the transferee of the above target equity and all of the relevant rights and interests (“Equity Transfer”).

After the Equity Transfer is completed and takes effect, Zhu Xudong will hold 80% equity of the Company, and He Yinyu will hold 20% equity of the Company.

1.2       The Parties agree as the consideration for transferring the target equity and all relevant rights and interests, He Yinyu shall pay Ding Zuyu the following equity purchase price (“purchase price”) according to the following agreement.

He Yinyu agrees to pay Ding Zuyu RMB two million Yuan (RMB 2 000 000 Yuan) as the purchase price.

1.3       He Yinyu shall pay all of the purchase price to Ding Zuyu within ten (10) days after the Equity Transfer takes effect or pay the purchase price according to this Agreement other achieved by the Parties.

Article II Representations and Warranties

2.1       Each of the Parties hereby make the following representations and warranties to the other:

2.1.1           It is a Chinese citizen with full capacity and has completed and independent legal status and legal ability to sign, deliver and perform this Agreement, and can be an independent subject of action.

2.1.2           It owns full rights, interests and authorization for signing, delivering and performing this Agreement and any other document relevant to the transaction of this Agreement and be signed by the Party, and owns full rights, interests and authorization for completing the transaction of this Agreement.

2.1.3           This agreement is duly and properly executed and delivered by the Party. The agreement constitutes the legal and restrictive obligations of the Party, which can be enforced against it pursuant to the terms hereof.

2.1.4           The representations and warranties made under article 2.1 are both true and accurate on the date of this Agreement and when the Equity Transfer takes effect.

2.2       Zhu Xudong and Ding Zuyu further and connectively make the following representations and warranties to He Yinyu:

2.2.1           As the Company with limited liabilities which is duly organized, validly existing and in good standing under the laws of PRC, the Company owns completed and independent legal status and legal ability to hold, lease and run its properties and do the business it is doing now.

2.2.2           Ding Zuyu is the only and legal owner of the target equity. The registered capital of the Company has been paid in full, and no issue of illegal withdrawal or other types of transference of the registered capital of the Company occurs or lasts. No dispute exists with the target equity held by Ding Zuyu. Except the encumbrance agreed to in the Equity Pledge Agreement, Loan Agreement, Exclusive Call Option Agreement, Shareholder Voting Rights Proxy Agreement and Equity Transfer Agreement by and among Zhu Xudong, Ding Zuyu and Shanghai SINA Leju Information Technology Co., Ltd. on September 10, 2011, there is no any other encumbrance over any equity in the Company held by Zhu Xudong and Ding Zuyu nor any other agrement, arrangement or oblgiation creating or making such encumbrance. No person has claimed any encumbrance over the target equity or any part thereof.

2.2.3           Zhu Xudong and Ding Zuyu have been agreed by all third parties needed for transferring the transferred target equity to He Yinyu, and have the right of transferring the target equity to He Yinyu as ruled by this Agreement. Unless other approved by He Yinyu in a written form, after the Equity Transfer is completed, He Yinyu will get full ownership of the target equity without any encumbrance.

2.2.4           In the course of ordinary business, the Company is not in breach of any applicable laws or government order, which may have material adverse effect on the Company or the Equity Transfer.

2.2.5           The conditions as follows which may have material adverse effect on the Company or essentially influence the Equity Transfer do not exist: (1) the government penalty, ban or order to the Company or the transferor. (2) There is no civil, criminal or administrative proceeding or arbitration or any other procedure or dispute to the Company or Ding Zuyu.

2.2.6           The Company owns completed and sufficient ownership of the uncommitted assets without any encumbrance. The Company owns effectively lasting and good right to use the leased assets or the permitted assets.

2.2.7           The above representations and warranties made below article 2.2 are true and accurate on the date of this Agreement and the date when the Equity Transfer takes effect.

2.2.8           From the date of this Agreement to the date when the Equity Transfer takes effect, there is no event or condition causing significant adverse influence to the Company has occurred or may occur.

Article III Covenants

3.1       Zhu Xudong agrees to waive the option to purchase the target equity according to the laws of PRC and the Company’s Articles of Association, and approve the Equity Transfer and relevant affairs through the shareholders meeting.

3.2       Zhu Xudong and Ding Zuyu agree and covenant to take all necessary actions for completing the transaction under the terms of this Agreement so as to legally and successfully complete the transaction under the terms of this Agreement.

3.3       Zhu Xudong and Ding Zuyu agree and covenant to immediately apply for the Equity Transfer under the terms of this Agreement in Beijing Communications Authority or the other government competent departments and complete the alternation procedures of the license items of the value added telecommunication business.

3.4       The Parties agree and covenant to assist with the branches to apply for the Equity Transfer under the terms of this Agreement in the competent administrative bureau for industry and commerce and complete the procedures of the alternation and registration of industry and commerce.

Article IV Responsibilities for Breach

4.1       The agreement is restrictive and executive to the Parties. Any Party who fails to perform the obligation or duty under the terms of this Agreement or make false statement and covenants or the one with significant omission under the terms of this Agreement shall be deemed as breach this Agreement. The Party in breach shall compensate for the loss and damage suffered by the other Party due to the breach.

4.2       The effect of article IV is not influenced no matter this Agreement is terminated, cancelled stopped or considered to be invalid for any reason.

Article V Governing Laws and Dispute Settlement

5.1       The agreement shall be governed by the laws of PRC and interpreted by the laws of PRC.

5.2       Any dispute, claim or issue (“dispute”) caused by or relating to this Agreement shall be solved by the friendly negotiation of the dispute parties at first, and if the dispute cannot be solved within sixty (60) days after the dispute occurs, the Parties have the right of submitting the dispute to Shanghai branch of China International Economic and Transaction Arbitration Commission and arbitrated in Shanghai according to the effective arbitration rules of the commission when the arbitration is submitted. The arbitration result is final and restrictive to all the Parties.

Article VI

Miscellaneous

6.1       The Parties agree that this Agreement takes effect on the date when the Parties properly sign this Agreement.

6.2       The Parties can revise, alter or supplement this Agreement in the way of signing the document in a written form.

6.3       No illegal, invalid or unfeasible article of this Agreement will influence the legality, effectiveness or feasibility of the other terms of this Agreement.

6.4       Without the permission of the other parties in a written form, no Party shall transfer any right or obligation under the terms of this Agreement.

6.5       The agreement is made in quadruplicate and the Chinese version hereof shall be the one for execution.

[Intentionally Left Blank below]

[Signature page of the Equity Transfer Agreement]

IN WITENSS WHEREOF, the Parties have caused this Equity Transfer Agreement to be executed and delivered on the date first above written.

Zhu Xudong
Signature:	/s/Zhu Xudong

Ding Zuyu
Signature:	/s/Ding Zuyu

He Yinyu
Signature:	/s/He Yinyu